Exhibit 99.1

Biovest to File for Accelerated Conditional Approval of BiovaxID

Findings Based on 14 Years of Clinical Experience, 9 Years of Median Follow-Up Data and Ongoing Phase 3 Results: Clinical Studies Show BiovaxID Has Favorable Risk-Benefit Ratio as a Complement to Existing Standards of Care

WORCESTER, MA—June 5, 2007—Biovest International, Inc. (OTCBB:BVTI), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (NASDAQ:ABPI), will file and seek conditional approval of its therapeutic anti-cancer vaccine, BiovaxID™, for the indication of follicular Non-Hodgkin’s Lymphoma (NHL). If conditionally approved by the target date of mid-June 2008, Biovest would anticipate commencing commercial sales and marketing by early 2009. Conditional Approval would require the company to complete the ongoing Phase 3 study as a condition to continued marketing of BiovaxID. Biovest intends to file separate applications with the U.S. Food and Drug Administration (FDA) and its European counterpart, the European Medicines Agency (EMEA).

On June 2, 2007, the independent Data Monitoring Committee (DMC) met to review all data for the BiovaxID Phase 3 pivotal efficacy study. Following the meeting with the DMC, Biovest notified the DMC of its intent to seek Conditional Approval in the U.S. and Europe. Biovest plans to seek conditional approval based on the pre-clinical and clinical Phase 2 and ongoing Phase 3 data supporting its highly favorable risk-benefit profile, driven in large part by its exemplary safety record, and evidence of efficacy to date in the treatment of follicular lymphoma, a life-threatening, serious and debilitating condition.

Dr. Larry Kwak, Chairman of the Department of Lymphoma and Myeloma at the MD Anderson Cancer Center, the lead site for the BiovaxID Phase 3 clinical trials, commented, “I fully support Biovest’s strategy to seek conditional approval because patients with NHL continue to deteriorate over time despite substantial recent advances in its treatment. There is a tremendous need for access to BiovaxID, which holds the potential to cure many patients.”

“As there are currently no cures for this fatal disease, our planned discussions with the FDA and EMEA to achieve conditional approval of BiovaxID are critical steps in our effort to make BiovaxID broadly available to non-Hodgkin’s Lymphoma patients worldwide,” said Dr. Steven Arikian, Chairman and Chief Executive Officer of Biovest.

“While currently available treatments are effective at inducing remissions in patients with follicular lymphoma, the disease inevitably returns,” Arikian stated. “Independently-confirmed evidence demonstrates that BiovaxID, used as a complement to existing treatments such as PACE or CHOP-R, stimulates the immune system to delay and even eliminate relapses. State-of-the-art treatments within the BiovaxID clinical trial, especially CHOP-R, open our study to many more participants, allowing Biovest to accelerate and complete study accrual.”

Dr. Arikian continued: “While we cannot be certain of the vaccine’s effect before analyzing the unblinded data, based on the blinded information and interim Kaplan Meier Curves which we have been provided to date, the vaccine appears to be working as expected in our pivotal Phase 3 efficacy trial. This conclusion is drawn based upon the notably higher relapse rate observed in the population prior to the time of vaccination, and the very obvious flattening of the survival curve in the later years of follow-up. We are confident our Phase 3 final data will be consistent with the previous Phase 2 results.”

In lymphoma, each cancerous B-cell produces a unique immunoglobin protein and expresses this antigen on the cell surface. In the mid-1980s, researchers at Stanford University hypothesized that the unique antigen (the idiotype) present on each cancer B-cell in the body could be used to develop a vaccine capable of stimulating the immune system to destroy those B-cells but spare the non-cancerous cells.

BiovaxID is designed to stimulate a patient’s immune system to recognize and destroy cancerous B-cells that may remain in the body or may arise after the patient has been treated with chemotherapy. Unlike many other approaches to treating NHL, BiovaxID is designed to kill only cancerous B-cells, and does not result in making patients immunocompromised as with monoclonal antibodies such as Rituxan.

In the Phase 2 clinical study conducted at the NCI, 20 patients in continuous first complete remission (CR) after chemotherapy treatment were treated with a series of 5 monthly vaccinations of BiovaxID conjugated to KLH and administered with local GM-CSF. After vaccination, 95% of patients showed autologous tumor-specific cellular T-cell responses and 75% of patients showed humoral antibody responses. With a median follow-up of 9.2 years, 45% of patients remained in continuous first CR and the median Disease Free Survival (DFS) for the cohort was 96.5 months, 8.0 years (American Society of Hematology, December 2005, Abstract #2441). Furthermore, 73% of evaluable patients were converted into molecular remission (bcl-2 negative) after the administration of BiovaxID and, thus, cleared the blood of residual cancer cells (American Society of Clinical Oncology, June 2006). At 9.2 years of follow-up, 95% of the patients remained alive, comparing favorably to historical controls where an approximate 50% survival would be expected at that time.

Independent studies done on BiovaxID formulations at Stanford University by Dr. Ron Levy and colleagues, who pioneered this active immunotherapeutic strategy, and the University of Navarra by former members of the NCI team that refined this approach provide additional evidence for the safety and clinical benefit of this anticancer immunotherapeutic. In the Navarra study published in 2006, for example, the clinical benefit was significant at the P=0.001 level.

The BiovaxID study is being conducted at 14 oncology, academic and private practice centers within the United States and 19 centers in Russia. In addition, 8 centers have been initiated in the Ukraine as well.

About Conditional Approval under Subpart E (21CFR 601, Subpart E, Accelerated Approval of Biological Products for Serious or Life-Threatening Illnesses)

FDA may accelerate approval of certain new biological products for serious or life-threatening illnesses, with provisions for any necessary continued study of the drugs’ clinical benefits after approval or with restrictions on use, if necessary. Subpart E is intended to provide expedited marketing of drugs for patients suffering from such illnesses when the drugs provide meaningful therapeutic benefit compared to existing treatments. Accelerated approval will be considered in two situations: (1) When approval can be reliably based on evidence from adequate and well-controlled studies of the drug’s effect on a surrogate endpoint that reasonably suggests clinical benefit or on evidence of the drug’s effect on a clinical endpoint other than survival or irreversible morbidity, pending completion of studies to establish and define the degree of clinical benefits to patients; and (2) when FDA determines that a drug, effective for the treatment of a disease, can be used safely only if distribution or use is modified or restricted. Drugs or biological products approved under these procedures must have met the requisite standards for safety and effectiveness under the Federal Food, Drug, and Cosmetic Act (the act) or the Public Health Service Act (the PHS Act) and, thus, will have full approval for marketing.

About Biovest International, Inc.

Biovest International, Inc., is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc., (NASDAQ:ABPI ) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID(TM), which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. For further information, visit the Company Web site at www.biovest.com.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. and its subsidiaries (collectively referred to as the “Company” or “Accentia”) is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is SinuNase(TM), a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (“Biovest”), (BVTI.OB) and a royalty interest in Biovest’s lead drug candidate, BiovaxID(TM) and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry. For further information, visit the Company Web site at www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune(TM) SinuNase(TM), BiovaxID(TM), AutovaxID(TM), CRSFungal Profile(TM) and any other statements relating to products, product candidates, product development programs the FDA or clinical study process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs;

difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:

Biovest International, Inc., New York, NY

Steven Arikian, MD

Chairman and Chief Executive Officer

Tel 212 686 4100 ext 8640

sarikian@biovest.com

Accentia Biopharmaceuticals, Inc., Tampa, FL

Susan Bonitz, Ph.D.; 813-864-2554-Extension 277

sbonitz@accentia.net

Investors:

The Investor Relations Group, New York

Adam S. Holdsworth, 212-825-3210

aholdsworth@investorrelationsgroup.com

or

Media:

Janet Vasquez, 212-825-3210

jvasqyez@investorrelationsgroup.com